Exhibit 3.1

FOUNDERS’ SHARES SUBSCRIPTION AGREEMENT

1.0           This SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of February 26, 2015, by and between Novea Inc., a Wyoming corporation (the “Company”), and the party named in Item Four (the “Subscriber”).

1.1           The Company is proposing to raise funds via the public market at some point in the future (the “Registration Statement”) on such form under the Securities Act of 1933, as amended (the “Securities Act”) as best suits the Company’s desires.

1.2           In order to raise funds via the Registration Statement, the Company desires to issue and sell, and the Subscriber desires to purchase and acquire, certain Shares (as defined below) on the terms and conditions hereinafter set forth.

1.3           THEREFORE, for and in consideration of the promises and mutual covenants set forth herein, the parties hereto agree as set forth in this Agreement, including all provisions.

2.0           Purchase and Sale of Shares. The Subscriber hereby subscribes for and purchases from the Company, and the Company hereby issues and sells to the Subscriber, three million five hundred thousand (3,500,000) shares (the “Shares”) of Common Stock of the Company for an aggregate purchase price of at least four thousand five hundred US dollars ($4,500), the sufficiency of which is hereby acknowledged and the receipt of which shall be in the Subscriber’s discretion as needed by the Company no later than twelve (12) months following the execution hereof in the form of services approved by the Company.

2.1           On this date, the Company shall issue to the Subscriber a stock certificate or certificates (or, if not certificated, provide documentation reflecting the registration in the name of the undersigned on the stock ledger of the Company) representing such fully-paid and non-assessable shares of Common Stock of the Company

2.2           The subscription will represent eight percent (8%) of the total number of outstanding shares of Common Stock of the Company.

3. Restrictive Legends. All certificates representing the Shares shall have endorsed thereon the following legends:

Exhibit 10.04

“The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended. The securities may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under the Securities Act or an opinion of counsel satisfactory to the Company that such registration statement is not required.”

10.04.01         Any legend required by state securities or blue sky laws or regulations.

3.0           Investment Representations. In connection with the purchase of the Shares, the Subscriber represents to the Company the following:

3.1           The Subscriber is familiar with the Company’s business plans and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Subscriber has been afforded the opportunity to ask questions of the executive officers and directors of the Company.

3.1.01     The Subscriber understands that its investment in the Shares involves a high degree of risk. The Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision with respect to the Subscriber’s acquisition of the Shares.

3.1.02     The Subscriber has such knowledge and expertise in financial and business matters, knows of the high degree of risk associated with investments generally and particularly investments in the securities of companies in the development stage such as the Company, is capable of evaluating the merits and risks of an investment in the Shares, and is able to bear the economic risk of an investment in the Shares in the amount contemplated hereunder.

3.1.03     The Subscriber understands that there presently is no public market for the securities and none is anticipated to develop in the foreseeable future. The Subscriber can afford a complete loss of its investment in the Subscriber. The Subscriber is purchasing the Shares for investment for the Subscriber’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

3.1.04     The Subscriber understands that the Shares have not been registered under the Securities Act or any state securities law by reason of a specific exemption therefrom, and that the Company is relying on the truth and accuracy of, and the Subscriber’s compliance with, the representations and warranties and agreements of the Subscriber set forth herein to determine the availability of such exemptions and the eligibility of the Subscriber to acquire such Shares, including, but not limited to, the bona fide nature of the Subscriber’s investment intent as expressed herein.

`3.1.05    The Subscriber further acknowledges and understands that the Shares must be held indefinitely unless the Shares are subsequently registered under the Securities Act or an exemption from such registration is available. The Subscriber understands that the certificates evidencing the Shares will be imprinted with a legend that prohibits the transfer of the Shares unless the Shares are registered or such registration is not required in the opinion of counsel for the Company.

3.2           The Subscriber represents that the Subscriber is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

3.3           The Subscriber has all necessary [corporate][limited liability company][limited partnership] power and authority, if applicable, to enter into this Agreement and to consummate the transactions contemplated hereby. All [corporate][limited liability company][limited partnership] action, if applicable, necessary to be taken by the Subscriber to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments delivered by the Subscriber in connection with the transactions contemplated hereby has been duly and validly taken, and this Agreement has been duly executed and delivered by the Subscriber. This Agreement constitutes the valid, binding and enforceable obligation of the Subscriber, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The purchase by the Subscriber of the Shares does not conflict with the organizational documents of the Subscriber, if applicable, or with any material contract by which the Subscriber or its property is bound, or any laws or regulations or decree, ruling or judgment of any court applicable to the Subscriber or its property.

3.4           The Subscriber did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) of the Securities Act.

3.5           The Subscriber understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

[Signature Page to Follow]

4.0           Dated: February 26, 2015

4.1	By:	/S/ ESIGCA via email elviso82@.com
		Name:	Carlos Arreola
		Title:	Individual

4.2           Accepted and Agreed as of this

26th day of February, 2015:

NOVEA INC.

By:	/s/ ESIGCA via email Nunn.howard@yahoo.com
Name: Howard Nunn
Title: Chief Executive Officer and President